Exhibit 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-133033 of Nanometrics Incorporated on Form S-4 of our report dated May 12, 2006, relating to the financial statements of Soluris, Inc. for the year ended December 31, 2005, appearing in Form 8-K of Nanometrics Incorporated dated March 15, 2006, filed with the SEC on March 16, 2006, as amended May 31, 2006 and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

June 16, 2006